Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 0.00	0.0001381	$ 0.00
Fees Previously Paid	2	$ 106,486,630.00		$ 14,705.80
	Total Transaction Valuation:	$ 106,486,630.00
	Total Fees Due for Filing:			$ 14,705.80
	Total Fees Previously Paid:			$ 14,705.80
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	A fee of $14,705.80 was paid in connection with the filing of the Schedule TO-I (File No. 005-93859) by TPG Twin Brook Capital Income Fund (the "Fund") on November 14, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

[2]	The Transaction Valuation is calculated as the aggregate maximum purchase price for common shares of beneficial interest (the "Shares") of TPG Twin Brook Capital Income Fund (the "Fund"), based upon the net asset value per share as of September 30, 2025, of $25.15. This amount is based upon the offer to purchase up to 4,234,398 Shares, par value $0.001 per share, of the Fund. The Fee Rate is calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No.1 for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A